SECURITIES AND EXCHANGE COMMISSION

                              Washington, D.C. 20549

                                   FORM 8-K


                                CURRENT REPORT

       Pursuant to Section 13 or 15(d) of the Securities Exchange Act

                               October 23, 2006
                               ----------------
                                Date of Report
                       (Date of Earliest Event Reported)

                          WIZZARD SOFTWARE CORPORATION
                          ----------------------------
            (Exact Name of Registrant as Specified in its Charter)

        Colorado                  000-33381               87-0609860
        --------                  ---------               ----------
     (State or other        (Commission File No.)     (IRS Employer I.D. No.)
      Jurisdiction)


                       5001 Baum Boulevard, Suite 770
                       Pittsburgh, Pennsylvania 15213
                       ------------------------------
                  (Address of Principal Executive Offices)

                                 (412) 621-0902
                                 --------------
                          Registrant's Telephone Number

                                      N/A
                                      ---
         (Former Name or Former Address if changed Since Last Report)

          Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act
         (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act
         (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

     Effective as of October 23, 2006, the Registrant, ("Wizzard," the "Company," "we," "our," "us" and words of similar import); and Webmayhem Inc. dba Liberated Syndication, a Pennsylvania corporation ("Webmayhem"), executed a Letter of Intent (the "LOI"), whereby Wizzard agreed to purchase all of the outstanding securities of Webmayhem and for Webmayhem to become a wholly-owned subsidiary of Wizzard.

     The following are the principal terms of the LOI:

     1. Webmayhem will be merged into a newly-formed subsidiary of Wizzard in exchange for: (i) $250,000 in cash to be paid at the time of Closing (as defined in the LOI); (ii) 3,157,895 "unregistered" and "restricted" shares of Wizzard common stock; and (iii) an additional $100,000 to be paid to Webmayhem's stockholders on the six month anniversary of the Closing.

     2. Wizzard agreed to provide a minimum of $200,000 working capital for the operations of the subsidiary in each of the four consecutive calendar quarters following the Closing.

     3. Wizzard agreed to enter into employment agreements with Webmayem's principals for a minimum of one year, with these salaries to be paid out of the working capital provided by Wizzard. Fifteen percent of operating capital must be used for sales and marketing purposes to grow the Webmayhem business. Wizzard further agreed that if Webmayhem achieves Milestone No. 1 (as defined below), Wizzard will guarantee employment of at least Webmayhem's original employees for an additional year. Both Wizzard and Webmayhem must approve an operating budget for the second year of operations.

     4. Milestone No. 1 will occur if Webmayhem's monthly podcast media file downloads and unique IP addresses grow by 20% in the first full year post-acquisition over the previous year. If Milestone No. 1 is reached, an additional 2,631,579 "unregistered" and "restricted" shares of Wizzard's common stock will be issued to the Webmayhem stockholders.

     5. Milestone No. 2 will occur if Webmayhem's gross revenues after two years equal or exceed $5 million and profits (EBITDA) equal or exceed $1.5 million. If Milestone No. 2 is reached, Wizzard will issue an additional 2,631,578 "unregistered" and "restricted" shares of its common stock to the Webmayhem stockholders.

     6. Milestone No. 3 will occur if Webmayhem's gross revenues after three years equal or exceed $15 million and profits (EBITDA) equal or exceed $5 million. If this milestone is reached Wizzard will issue an additional 2,631,578 "unregistered" and "restricted" shares of its common stock to the Webmayhem stockholders.

     7. Webmayhem will have the right to appoint one person to Wizzard's Board of Directors, which shall not have more than four directors following such appointment. Furthermore, if Milestone No. 2 is achieved and the newly-formed subsidiary makes up at least 35% of Wizzard's revenues for four consecutive quarters, Webmayhem will have the right to appoint a second person to Wizzard's Board of Directors.

     8. Wizzard agreed to provide "soft support," including but not limited to professional, marketing and programming personnel. If such expenses exceed $250,000 in a given year, they will be taken into account when determining whether the milestones have been met.

     9. The LOI is binding on both Wizzard and Webmayhem for 60 days while Wizzard performs a due diligence evaluation on Webmayhem, prepares closing documents and performs the required audit. Notification in writing to Webmayhem that the due diligence was completed satisfactorily will cause both parties to immediately begin finalizing the definitive purchase agreement. If Wizzard notifies Webmayhem that the due diligence examination was unsatisfactory, Webmayhem will have five working days to cure all such deficiencies. If Webmayhem is unable to cure its deficiencies to the extent that a satisfactory examination will result, upon written notice by Wizzard to Webmayhem, the LOI will be deemed void and both parties will be released from further obligation thereunder.

     10. Upon successful completion of the due diligence exam, both parties will have 60 working days, from the date of the LOI, to reach a definitive Purchase Agreement.

     11. Both Wizzard and the Webmayhem stockholders will execute customary lock-up/leak-out agreements with respect to the Wizzard common stock to be acquired under the definitive purchase agreement. The lock-up/leak-out agreement will restrict sales of such common stock for 18 months, with a leak-out provision allowing the Webmayhem stockholders collectively to sell no more than 20% of their shares in any given calendar quarter.

     Prior to the execution of the LOI, Webmayhem had no material relationship with our Company.

     Webmayhem is the world's largest podcasting network. It broadcasts over 42 million podcast downloads a month to 15 million people worldwide.

Item 2.01     Completion of Acquisition or Disposition of Assets.

     See Item 1.01 above.

Item 7.01     Regulation FD Disclosure.

     Press Release dated October 26, 2006, a copy of which is attached hereto and incorporated herein by reference. See Item 9.01.

Item 9.01     Financial Statements and Exhibits.

     (c)   Exhibits.

     Exhibit           Description
     -------           -----------

     99                Press Release

                                  SIGNATURES

         Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    WIZZARD SOFTWARE CORPORATION



Dated: 10/27/06                        /s/ Christopher J. Spencer
       --------                       ---------------------------
                                      Christopher J. Spencer
                                      President